Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNWIRED PLANET, INC.

The undersigned, Eric Vetter, hereby certifies that:

ONE: He is the duly elected and acting Principal Executive Officer and Secretary of Unwired Planet, Inc., a Delaware corporation.

TWO: The original name of this corporation was Libris, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is December 16, 1994.

THREE: This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOUR: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I

The name of this corporation is Unwired Planet, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

County of New Castle

The name of the Corporation’s registered agent at said address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of Stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,005,000,000 shares, each with a par value of $0.001 per share, 1,000,000,000 of such shares shall be Common Stock, and 5,000,000 of such shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C) Effective 11:59 p.m. on October 21, 2003 (the “Effective Time”) each one (l) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one one-third of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

(D) Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

(E) No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof or by one or more resolutions duly adopted by the Board of Directors.

ARTICLE VI

(i) From the effective time of this Amended and Restated Certificate of Incorporation until the election of directors at the 2014 annual meeting of the stockholders of the Corporation (the “2014 Annual Meeting”), the Board shall be divided into two classes of directors: Class I and Class II. The directors elected at the 2013 annual meeting of the stockholders of the Corporation (the “2013 Annual Meeting”) will be elected for a term that expires at the 2014 Annual Meeting and shall be in Class I. Directors otherwise having a term expiring at the 2014 Annual Meeting shall be Class I directors, and directors having a term otherwise expiring at the 2015 annual meeting of the stockholders of the Corporation (the “2015 Annual Meeting”) shall be Class II directors.

Commencing with the election of directors at the 2014 Annual Meeting, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2015 Annual Meeting. The successors of the directors who, immediately prior to the 2014 Annual Meeting, were members of Class I (and whose terms expire at the 2014 Annual Meeting) shall be elected to Class I for a term that expires at the 2015 Annual Meeting, and the directors who, immediately prior to the 2014 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2015 Annual Meeting shall become members of Class I with a term expiring at the 2015 Annual Meeting.

From and after the election of directors at the 2015 Annual Meeting, the board shall cease to be classified and the directors elected at the 2015 Annual Meeting (and each meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the unexpired term of his or her predecessor in office, if applicable, and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

(ii) There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

(iii) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of the Voting Stock.

ARTICLE VII

No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Corporation’s bylaws.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation shall have perpetual existence.

ARTICLE XII

(A) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then, a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(B) Any repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XIII

(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) though bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(B) Any repeal or modification of any of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on the 12th day of November 2013.

/s/ Eric Vetter
Eric Vetter
Principal Executive Officer and Secretary